Exhibit 77d

Policies with respect to security investments

Effective May 1, 2004, the investment practices of the Pacific Fund were changed as follows:

The PF Lazard International Value Fund's investment practice was changed to:

  Limit the number of issuers held by the Fund to normally 30 to 45 issuers. [See Exhibit to Item 77Q1 (b) Resolution 1]

The PF AIM Blue Chip and PF AIM Aggressive Growth Funds' investment practice was changed to:

  Remove the restriction on the purchase of additional securities when any borrowing from banks exceeds 5% of the Fund's assets. [See Exhibit to Item 77Q1 (b) Resolution 2]

Effective July 1, 2004, the investment practices of the Pacific Fund were changed as follows:

The PF Lazard International Value Fund's investment practices were changed to:

  Permit borrowing for investment purposes (leveraging) to the extent permitted under the Investment Company Act of 1940, as amended; and [See Exhibit to Item 77Q1 (b) Resolution 3]

  Remove the requirement that at least 80% of the Fund's assets be invested in at least three different foreign countries. [See Exhibit to Item 77Q1 (b) Resolution 4]

The PF AIM Blue Chip and PF AIM Aggressive Growth Funds' investment practice was changed to:

  Add a restriction that the Fund will not purchase of options if, at the time of investment, the aggregate premiums paid for the options will exceed 5% of the Fund's assets. [See Exhibit to Item 77Q1 (b) Resolution 5]

The PF PIMCO Inflation Managed Fund and PF PIMCO Managed Bond Fund investment practices were amended to:

  Clarify inclusion of total return swaps as part of each Fund's allowable investments; and [See Exhibit to Item 77Q1 (b) Resolution 6]

  Clarify the inclusion of investments in debt securities of emerging market countries as part of each Fund's existing 20% foreign debt limitation and increase the limitation to 30% of each Fund's assets in foreign investments denominated in foreign currencies. [See Exhibit to Item 77Q1 (b) Resolutions 7 and 8]